Exhibit 99.1

ARIAD Reports Second Quarter 2012 Financial Results and Development Progress

~ Ponatinib NDA Under Review at FDA

~ Phase 3 EPIC Trial of Ponatinib Now Enrolling Patients

~ Ponatinib Granted Accelerated Assessment in Europe by CHMP

~ Early Phase 1/2 Trial Data on AP26113 to be Presented at ESMO

CAMBRIDGE, Mass.--(BUSINESS WIRE)--August 2, 2012--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the second quarter and six months ended June 30, 2012 and provided an update on corporate developments.

“The second quarter of 2012 was a highly productive time for ARIAD,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “We are executing effectively within all areas of the company with our development programs for ponatinib and AP26113 moving forward either ahead of schedule or as planned, and momentum is building for U.S. and European launch of ponatinib in 2013. This is an exciting time at ARIAD as we build a global commercial oncology company based on our internally discovered product candidates.”

Development Progress

Ponatinib Moving Closer to Potential U.S. Commercialization in 1Q of 2013

  A New Drug Application (NDA) is now under review by the U.S. Food and Drug Administration (FDA) for U.S. marketing approval of ponatinib in patients with resistant or intolerant chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). ARIAD’s NDA is a rolling submission that includes all sections of the application and will be completed by the addition of a small subset of routine chemistry, manufacturing, and controls (CMC) data that will be submitted later in the third quarter. The FDA has communicated to ARIAD that it intends to begin immediate, comprehensive review of the NDA based on this rolling submission. ARIAD is seeking accelerated approval of ponatinib and has requested a priority review of the application. The Company anticipates approval and commercial launch of ponatinib in the U.S. in the first quarter of 2013.
  Regulatory submission preparations for ponatinib in the European Union are advancing on schedule for submission this quarter. The Committee for Medicinal Products for Human Use (CHMP) recently granted an accelerated assessment designation for the ponatinib marketing authorization application (MAA) potentially decreasing the regulatory review time. An accelerated assessment is granted to product candidates that address major unmet medical needs or constitute a significant improvement over currently available therapies.
  A Phase 3, global clinical trial of ponatinib in patients with newly diagnosed CML is now underway and enrolling patients. The EPIC (Evaluation of Ponatinib versus Imatinib in Chronic Myeloid Leukemia) trial is a randomized, two-arm, multicenter trial that compares the efficacy of ponatinib with that of imatinib in adult patients with newly diagnosed CML in the chronic phase.
  Among several important design features, the EPIC trial provides for an interim analysis of efficacy, which will take place 12 months after half of the patients in the trial have been randomized. The interim analysis will focus on the primary endpoint of the major molecular response rate at 12 months of treatment and, depending on the results, may allow ARIAD to file for regulatory approval of ponatinib in the newly diagnosed CML clinical setting approximately six months earlier than otherwise. ARIAD anticipates full patient enrollment in the study by the end of 2013.
  A Phase 1/2 clinical trial of ponatinib in Japan is expected to begin on schedule in the third quarter. The trial is designed to establish a recommended dose of ponatinib in Japanese patients, confirm its anti-leukemic activity in this patient population, and provide the necessary data required for initial regulatory approval of ponatinib in Japan.
  More than 250 patients with CML and Ph+ALL in 16 countries are now receiving ponatinib through expanded access programs, including an expanded access protocol in the U.S. and a named-patient program in Europe.

Preparing for Global Commercial Launch of Ponatinib

  ARIAD is committed to being launch-ready in the U.S. by October 31, 2012. The U.S. commercial team is nearly all in place representing regional business directors, corporate account managers, global marketing and distribution leaders, managed markets and payer reimbursement experts, with support from medical affairs and medical information personnel. U.S. sales representatives are expected to be hired by early fall to support launch readiness at the end of October.
  Progress is taking place in Europe where ARIAD’s Swiss subsidiary, ARIAD Pharmaceuticals (Europe) Sarl, has been established. Facility planning also is underway for our European headquarters that will be based in Lausanne, Switzerland.

Early Data on AP26113 to be Presented at ESMO in September

  Dose escalation continues in the Phase 1/2 clinical trial of AP26113, our investigational dual inhibitor of EGFR and ALK. Clinical investigators are enrolling patients at seven sites in the U.S. Patients with non-small cell lung cancer are now exclusively being enrolled in the trial.
  Dose escalation of AP26113 has moved beyond the last reported once-daily oral dose of 120 mg in the trial. The primary goals of the Phase 1 portion of this trial are to determine the maximal tolerated dose of AP26113, the dose-limiting toxicity, pharmacokinetics and other parameters, and to provide initial clinical proof–of-concept in representative patients with non-small cell lung cancer.
  An abstract on the Phase 1 portion of the trial has been accepted for oral presentation on September 29, 2012 at the annual meeting of the European Society of Medical Oncology (ESMO) that will be held in Vienna, Austria. Data to be presented at the meeting will include safety and tolerability, pharmacokinetics, and any early observations of potential clinical activity of AP26113.
  ARIAD expects to move into the Phase 2 portion of the trial in the second half of 2012 and anticipates the start of a pivotal trial or trials of AP26113 in 2013.

Financial Highlights from the Second Quarter of 2012

Cash Position

At June 30, 2012, cash, cash equivalents and marketable securities totaled $250.3 million, compared to $306.3 million at December 31, 2011.

Net Income/Loss

Net loss for the quarter ended June 30, 2012, was $51.3 million, or $0.31 per share, compared to a net loss of $47.8 million, or $0.36 per share, for the same period in 2011. For the six month period ended June 30, 2012, net loss was $107.2 million, or $0.66 per share, compared to a net loss of $85.7 million, or $0.66 per share, for the same period in 2011.

Research and development expenses increased by $20.7 million from the second quarter of 2011 to the second quarter of 2012 and by $34.9 million from the first half of 2011 to the first half of 2012 reflecting expansion of development activities for ponatinib, including an increase in personnel expenses to support those activities. In addition, research and development expenses in the second quarter of 2012 included a charge of $4.8 million to write down the carrying value of intangible assets related to ridaforolimus following the Complete Response Letter issued by the FDA in June 2012 to the NDA filed by Merck & Co., Inc. for ridaforolimus in patients with sarcomas.

General and administrative expenses increased by $6.1 million from the second quarter of 2011 to the second quarter of 2012 and by $12.5 million from the first half of 2011 to the first half of 2012 due to growth in commercial operations and supporting activities in anticipation of potential regulatory approval and commercial launch of ponatinib.

ARIAD’s net loss for the first half of 2012 also reflects a charge of $15.9 million, taken in the first quarter of 2012, related to the revaluation of our warrant liability, compared to a charge of $41.5 million for the first half of 2011, due to increases in the market price of our common stock during those periods.

Updated Financial Guidance for 2012

As a result of not receiving the $25 million milestone payment from Merck related to U.S. approval of ridaforolimus in the sarcoma indication, offset in part by reduced expenses, financial guidance for 2012 is being updated.

ARIAD expects cash used in operations for 2012 to be in the range of $162 million to $167 million. ARIAD expects cash, cash equivalents and marketable securities at December 31, 2012 to be in the range of $142 million to $147 million. ARIAD estimates that current cash, cash equivalents and marketable securities are sufficient to fund operations to the fourth quarter of 2013.

Upcoming Medical Meeting

  2012 Congress of the European Society for Medical Oncology (ESMO), Vienna, Austria, September 28 to October 2, 2012.

Upcoming Investor Meetings

ARIAD management will be making corporate presentations at the following investor conferences:

  2012 Citi Biotech Day, Boston, MA, September 5, 2012
  Stifel Nicolaus 2012 Healthcare Conference, Boston, MA, September 5 to 6, 2012
  Morgan Stanley Global Healthcare Conference, New York, NY, September 10 to 12, 2012
  UBS Global Life Sciences Conference, New York, NY, September 19 to 20, 2012
  ARIAD’s Analyst and Investor Day, New York, NY, October 19, 2012.

Today’s Conference Call Reminder

ARIAD will hold a live webcast of its quarterly conference call today, August 2, 2011, at 8:30 a.m. (ET). The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing 1-866-356-4123 (domestic) or 1-617-597-5393 (international) five minutes prior to the start time and providing the pass code 35169451. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About ARIAD

ARIAD Pharmaceuticals, Inc. is an emerging global oncology company focused on the discovery, development and commercialization of medicines to transform the lives of cancer patients. ARIAD’s approach to structure-based drug design has led to several internally discovered, molecularly targeted product candidates for drug-resistant or difficult-to-treat cancers, including chronic myeloid leukemia and certain forms of non-small cell lung cancer. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, updates on clinical, preclinical and regulatory developments for our product candidates and financial guidance. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total revenue	$318	$66	$399	$122
Operating expenses:
Research and development	39,425	18,754	68,198	33,329
General and administrative	12,224	6,152	23,512	11,005
Total operating expenses	51,649	24,906	91,710	44,334
Revaluation of warrant liability	---	(22,903)	(15,924)	(41,475)
Other	19	(19)	29	(24)
Other income (expense), net	19	(22,922)	(15,895)	(41,499)
Net loss	$(51,312)	$(47,762)	$(107,206)	$(85,711)
Net loss per common share:
-- basic and fully diluted	$(0.31)	$(0.36)	$(0.66)	$(0.66)
Weighted average number of shares of common stock outstanding:
-- basic and fully diluted	165,848	132,021	163,409	130,518

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands	June 30, 2012	December 31, 2011
	(Unaudited)
Cash, cash equivalents and marketable securities	$250,266	$306,256
Total assets	$261,712	$320,712
Working capital	$218,751	$282,195
Total liabilities	$50,223	$100,571
Stockholders’ equity	$211,489	$220,141

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

In thousands	Six Months Ended June 30,
	2011	2010
	(Unaudited)	(Unaudited)
Net cash used in operating activities	$(68,157)	$(35,441)
Net cash used in investing activities	(92,185)	(1,389)
Net cash provided by financing activities	14,819	14,049

Net decrease in cash and cash equivalents	$(145,523)	$(22,781)

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Maria E. Cantor, 617-621-2208
Maria.cantor@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com